Exhibit 99.1
COMARCO, INC., #4289342
COMARCO, INC. — 4Q10 FINANCIAL RESULTS CONFERENCE CALL
May 3, 2010, 4:30 PM ET
Chairperson: Jenifer Kirtland (Mgmt.)

Operator:	Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Comarco Fourth Quarter 2010 Financial Results Conference Call. During today’s presentation all participants will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question please press the star followed by the one on your touch tone telephone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment today, it may be necessary to lift the handset before making your selection. Today’s conference is being recorded today, May 3rd, 2010.

I’d now like to turn the conference over to Jenifer Kirtland with EVC Group. Please go ahead.

Jenifer Kirtland:	Thank you, operator. Hello, everyone. Thank you for joining us for the Comarco Fourth Quarter and Fiscal Year 2010 conference call.

Before we get started, as a reminder during the course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Statements made during the course of this conference call which state the company’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Comarco’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s SEC filings including but not limited to the company’s most recent Form 10-K for the year ended January 31, 2010. Copies of these documents are available from Comarco or the SEC.

Now I’d like to turn the call over to Sam Inman, President and CEO of Comarco. Sam?

Samuel Inman:	Thank you, Jenifer. Thank you all for taking the time from your schedule today to join us for our call.

As has been our practice, I have the full executive management team with me, several of which will participate today and all are available for Qs and As. Let me quickly introduce again. Winston Hickman, who’s our CFO; Fredrik Torstensson, who’s our VP of Sales and Marketing; Tom Lanni,

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our Chief Technology Officer; and Don McKeefery, who’s our Vice President Manufacturing & Operations.

I want to make, of course, some remarks today on our full year — fiscal year 2010 performance, including some comments on this recent recall that we’d announced. I’ll then ask Winston to provide some details on our financial results. I then want to shift gears and discuss our objectives for fiscal year 2011 and after I do a little of that, I’m going to ask Fredrik to give you some specifics on our plans and our progress with some of our key customers. I should note upfront that coming into this year we have some excellent momentum with our new product lines, the Manhattan and the Constellation, and if we’re successful in executing the plans we have, we estimate revenue growth this year in the 25 to 30% growth range over fiscal year 2010. And then lastly, of course, in the agenda, we’ll leave some time, we’ll open the line up for any questions that you may have and do our best to answer them.

Let me start with a quick recap of the way we see fiscal year 2010 and the fourth quarter, specifically.

With another record quarter for ChargeSource revenue, you’ve seen the release of our number, we gave some guidance earlier in the year as to how we thought that would come out and we had excellent growth. It caps off what was an excellent year in revenue growth for the ChargeSource business. Unfortunately the remainder of the elements, of the income statement have been negatively affected by this recent recall we announced last week. To put some of our performance in perspective, let me go back and remind us of the outline we gave earlier this year when we started some important objectives that we committed to achieving. Primarily there to help us guide the company and demonstrate to you all that the strategy we’d put in place for this company back in fiscal year 2009 was the right one.

The first one we gave you was that we were committed to a significant increase last year in our ChargeSource volumes, and we increased our revenue by 95% for the year from 13.5 million fiscal year 2009 to 26.4 million this past year.

Secondly, we’d said we would work on our product designs and our product cost to improve our gross profit margins. Our result before the accrual we’d recently announced for this recall, we improved our gross profit margins from a negative 12% in fiscal year 2009 to 20% this past year, and thereby improved gross profit dollars by 6.9 million.

Thirdly, we challenged ourselves to develop a more efficient manufacturing process. And despite this misstep with the Bronx product in this recall, we developed and delivered an entirely new product

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platform for both our retail partner, Targus and our OEM customers, both of which are the foundation for our growth in 2011.

Lastly, we’d said we would do what is necessary to maintain an affordable expense structure in the company. Our result is our overall opex was reduced by 16%. Again, this is before a small addition for the recent recall, which Winston will cover all in detail. And while we didn’t achieve profitability, again, accounting before the recall, we significantly reduced our operating loss from 13.2 million in fiscal year 2009 to $4 million in fiscal year 2010.

Let me talk a second about this recall, which is top of mind with many of you I know. It was a difficult offset to the success we had otherwise in the product line in the company last year, and it affects the financial results we hope to have reported when you look at it on a GAAP basis. This past Friday, along with the Consumer Product Safety Commission, we announced a retail product recall with our friends at Targus. This product line, we call Bronx, was the transition product we sourced as an interim to our new Manhattan product line that we’d announced we begin shipping late last year. I think this entire scenario was well documented by us in the 8-K we’d filed on Friday, but, in short, our manufacturing partners that we’d used on Bronx failed to closely follow our design specifications and quite frankly our internal quality control processes did not catch the problem early enough either. This all resulted in a problem with our cable connector and our tips that caused failures in the field, which became a potential safety issue for the consumer. The entire company is sorely disappointed with this situation that it’s put us, and most regrettably, our good customer and partner, Targus, through this recall. But neither Targus nor us want this to distract us both from the momentum we are seeing with the new Manhattan products.

If I can pause here for a second, I’d like to turn the microphone over to Winston and have him give you a little insight on top of the filings that we’d made with our financial results for fiscal year 2010. Winston?

Winston Hickman:	Thanks, Sam. As I go through this, my comments, I’d like to touch on the quarterly sales and operating profit trends for the fiscal year ended that we’re reporting on for fiscal ‘10. I’ll first address income for the — excluding the recall reserve, and then I’ll touch upon the recall reserve and the results after the recall reserve and obviously the balance sheet.

We are pleased with the, as Sam had indicated, we’re pleased with the solid quarter over quarter revenue growth that we’ve achieved in the fiscal year, a 26.4 million full year sales achievement, as Sam indicated, is nearly double the year ago level. In this — the key driver in this increase was the signing of retail channel’s supplier agreement, Targus, that happened about a year ago, and this really provided a jump in our sales

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revenue through the second [ph], through the fourth quarter, and also, the year-over-year revenue growth. Sales to Lenovo accounted for 2 million in the first quarter and averaged just less than 2 million for the year. Fourth quarter sales for all — total fourth quarter sales were 9.3 million, which was significantly up than the 2 million in the first quarter and 22% up from the prior third quarter. A key element in the fourth quarter growth over the prior quarter was the sales of our new Manhattan product, which Sam touched on, which was introduced late in the third quarter. Fourth quarter sales for Lenovo were $2.8 million.

As I’d like now to turn to operating profit and net income, and as Sam also indicated there, the profit [ph] position improved significantly over the prior year on a quarter over quarter basis during all of the fiscal year. These improvements were really due to three factors: first, the revenue growth; and second, the gross profit margin. As Sam had indicated, for the year, it was 20% but if you take the average for the last three quarters, it was 23%, and we’re quite — we are pleased with the progress we’ve made in terms of the gross profit improvement. Third, was controlling operating expenses, and Sam also indicated there, that the operating expenses are down from the prior year in the neighborhood of about 16%, but if you take into account the — again, that’s before the recall expenses, but if you take into account the benefit we’d received on operating expenses over the prior year associated with the sale of the two businesses, WT — two businesses, the operating expenses were significantly improved over the prior year. On a — if you — the operating loss in the fourth quarter before the recall reserve was 346,000, and 4.3 million for the full year. Of the 4.3 million, 2.9 million occurred in the first quarter.

Fourth quarter net income before the recall was up 1.1 million positive, due to two contributors: first, and most significant, was we received a 1.275 million of escrow funds that were placed in escrow a year ago associated with the sale of the WTS, business. The escrow funds were received in full in early January and recorded as income in this — in the fiscal ‘10. There was no tax associated with the — with receipt [ph] of the escrow funds due to our tax and allowance [ph]. The second was a $264,000 tax benefit primarily relating to the federal tax to changes in the federal tax carry-back provisions. The net loss for the full year before the reserve was 2.8 million and increases to 7.4 million when you add in the 4.6 million recall reserve.

Turning to the recall reserve and specifically how it affects net income, as Sam indicated in his overview, the Bronx product recall was a major misstep. Fortunately, if there is such a word, when you’ve got product recall, Bronx has always been viewed as a transition product leading to our far superior product offering, which we have described to investors and known to both Targus and Comarco as Manhattan.

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Looking specifically at the Bronx recall, it affects all Bronx units manufactured through December 31st and sold through March of this year. The recall does not affect the new Manhattan product; however, in the abundance of caution, we ceased production of Manhattan in April to allow time to verify that Manhattan did not contain defects similar to those that caused the Bronx recall. This verification has been successfully completed and we are again manufacturing and shipping Manhattan units. As indicated in the 8-K we’d filed on Friday, the problem leading, and as Sam touched on, the problem leading to the recall was primarily attributable to our contract manufacturers not following our product specifications with respect to tip and connector assembly. Beginning — within the same timeframe, Targus sent out the Stop Ship notice to the retailers in early March in which we noticed [ph] in an 8-K filing. We have worked diligently to put in place what we believe will be a very effective recall process. We’ve engaged experienced quality firms to handle all three phases of the recall. The website [unintelligible] Call Center Interface, which is a front-end interface with the consumers, which will quickly — which the consumer can go to to quickly determine that their unit is covered by the recall; and if it is, the recall center will provide the shipping labels, materials and information needed for the consumer to return the recalled unit. The second piece of this is a fulfillment center and we’re using a very strong firm there, which will help receive the recalled units on a timely — and on a timely basis to provide the consumer with a returned unit. With — and then the final piece of this is a high quality repair center, which we had engaged to correct and perform the necessary testing to ensure that the repaired replacement units are high quality, deep rack [ph] adapters.

Considering all the elements of the recall and their [inaudible] costs, we have established a 4.6 million fourth quarter reserve to cover the costs. Approximately 4 million of this reserve was reported in costs and the remaining 600,000 is operating expenses. In addition to the units recalled from consumers, this reserve also covers the cost of correcting [ph] all new, which would be unsold units in the hands of retailers, which will be returned [inaudible] at Targus. The reserve also covers certain legal testing and other costs incurred by both Targus and Comarco, for which we are responsible, the Targus piece, for which we are responsible under the terms of the supply agreement. We believe the reserve is appropriate and properly considers all elements of cost that we will incur as a result of the recall. Obviously this is somewhat unchartered waters. You know, despite our advanced years, we have not had a recall before, and so we’re — there can be no guarantee. Additional information and disclosures regarding the recall are contained in the 8-K, which we’d filed with the SEC last Friday.

Moving to the balance sheet, our cash balance as of the end of the year was 10.1 million, which included a million of borrowing under our

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recently renegotiated credit line with Silicon Valley Bank. The 4.6 million recall reserve is included in accrued liabilities on May 7 [ph], almost 40% of the total of the accrued liability balance. I’d also like to point out that there’s a significant portion of our accrued liabilities other than the recall reserve that would normally be incurred in accounts payable, but due to timing and kind of the cut-off, ended up as being accrued. We’ve had discussions with senior executives at Silicon Valley Bank and have kept them fully apprised beginning with the likelihood of the recall, and more recently, the mechanics, costs and other considerations of the recall. It is unfortunate that we were required to use a major portion of our valuable cash resources on the recall rather than our support strategy. But the purpose of the bank line is to support our growth strategy and we believe we are very fortunate to have it in place and Silicon Valley Bank as our lending partner.

Sam?

Samuel Inman:	Thanks, Winston.

Let me shift gears now and talk a little about the year ahead of us, fiscal year 2011. And as I did this time last year, I want to highlight the milestone objectives that the company has put in place for this year.

First, we plan to further increase our ChargeSource volumes this year, and to track [ph] and gain market share. Second, we are working to continue to improve our gross profit margins; despite the great progress we’d made last year, we have more to do there. Thirdly, we need to further expand our product portfolio and that’s including products we’d developed internally, as well as working with outside technology partners to incorporate our intellectual property into some existing designs. And last, certainly not least, we need to get better control of our supply chain from components through our manufacturing partners. If we execute on these objectives, I’m confident we can report another record year for our business. We’re all committed to continuing the transition we began back in fiscal year 2009 and to demonstrating that we are indeed a technology growth company.

I thought it might be helpful to ask Fredrik Torstensson to chime in for a second and talk a little bit about some specifics with our key customers. Fredrik, I’ll turn it over to you.

Fredrik Torstensson:	Thank you, Sam. Today, I’d like to give you an update on our significant progress with our customers and what we’re working on, both strategically as well as tactically for the remainder of the fiscal year 2011.

Let me start with our exclusive retail partner, Targus, followed by our OEM customers, Lenovo and Dell. Just as a reminder, Targus is the

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number one power adapter retail brand worldwide, with customers like Best Buy, Walmart and the Office [ph] stores.

First, Manhattan is our newest universal power adapter platform utilizing our patented technology including the Thin and Light form factor, automatic programmability to both high and low power devices, but most importantly being able to charge multiple electronic devices simultaneously. These features are unique to Comarco and no other company can offer these sustainable competitive end user advantages. The product is designed on a modular platform; enable us to configure the product based on market’s [inaudible] needs. The configuration shipments we’re shipping today to Targus are an AC-only product, a DC only, a combined AC and DC, and a netbook adapter. All these products are fully programmable, enabling the end user to charge any of their portable electronic devices simultaneously. We have received really good feedback from the CS Show early this year as well as all the major retailers, which have resulted in a continued heavy demand well above the originally anticipated volumes that we had in our supply agreement.

We are very excited, obviously, about supplying products to the exceptionally strong demand of the Manhattan platform. We are focused on increasing our capacity to fully supply both current demand as well as satisfy the forecast, which shows continued very strong demand. We are currently also executing on the joint developed product roadmap with Targus, that I’d mentioned on our last call. Since Manhattan is a US only platform, we have this year focused on an international product line specifically for the European marketplace. The code name [ph] for this product is Berlin [ph], and we’re also working on a next generation netbook adapter. Both Comarco and Targus have added resources in our product development organizations to secure the launch of these new products on time. We expect these two new products and additional products in the power segment to generate healthy revenue and gross profit. The new products and international market expansion, especially for Europe, are the main growth areas for fiscal year 2011.

Let me now give you a little update on our OEM business, starting with Lenovo.

We are currently shipping the next generation universal power adapter, code name Constellation; Lenovo calls this product the ultra slim and light. This new platform is at the same end user features as the recent [ph] product that I just earlier described. This very model [ph] design with a smaller form factor but most importantly, Lenovo had bundled the white cable, which enabled end users to charge multiple electronic devices simultaneously. This feature is, as I’d said earlier, also unique for Comarco. We believe this new product will generate additional excitement in the market. Until today, we have mostly been working with

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a product organization over at Lenovo to make sure that we launched the most competitive product.

The focus this year will be, in addition to the product side, also working with the sales and marketing teams to create programs, promotions and start driving demand. In order to support these efforts, we have hired a sales representation firm. The firm has extensive experience and a proven track record of working with Lenovo teams. We have had initial meetings with the sales and marketing teams and the feedback so far have been great.

We’re also working with Lenovo on current — on a couple of other new initiatives. We believe these new initiatives will help us expand relationships and drive additional gross profit. In addition to that, we’re also submitting several new RFQs [ph].

Turning now to Dell — we are currently launching the 90-watt DC product with Dell, as we’d announced earlier. This is a very strategic deal for us. In order to receive additional product awards from Dell, we had to successfully launch this core product on time in order to get on their PSL or Preferred Supply List. This is a very important milestone for a small company like ours. We have developed a very strong relationship with Dell, and we’re both very excited to launch this first product together. We expect to work with Dell on additional initiatives during the year.

In closing, we believe that we are very well positioned with our customers, both in the OEM channels, as well as the retail channels. We expect these relationships to generate healthy revenue and gross profit for the future.

I’d now like to turn it back to Sam. Sam?

Samuel Inman:	Thank you, Fredrik.

In summary, fiscal 2010 represented a very, very good year for us against our objectives, significantly marred, unfortunately by this recent recall. I think most importantly, it demonstrates that the strategy we’d put together back in 2009 fiscal year is the right one for the company and the market. We have more to do in 2011, including some improvements on our execution and a better control of our supply chain. We are all committed to demonstrating growth in revenues, margins and operating income. Our guidance to our shareholders is based on achieving revenue growth of between 25 and 30% over fiscal 2010. And we’re off to a good start. Noted, however, as Winston said, about some stoppage on Manhattan in the first quarter to ensure the quality of that product was, as our customer at Targus, needs it to be. I want to close by saying that the entire team here at Comarco recognizes the importance of leveraging this revenue growth we’re talking about to achieve profitability and ultimately enhance

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our shareholder value. As I’d said when I opened, I have not only Fredrik and Winston, but Tom Lanni and Don McKeefery with me — I think this is the first time we’ve had the whole team here without somebody, some body or bodies in China, so they are here for questions if you have any. And Operator, if you would open up the lines for Qs and As, I’d happy to take them.

Operator:	Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder, if you have a question please press the star followed by the one on your touch tone phone. If you’d like to withdraw your question, press the star followed by the two. If you’re using speaker equipment today, it will be necessary to lift the handset before making your selection. One moment please for our first question.

Once again, ladies and gentlemen, if there are any questions at this time, please press star one on your touch tone phone. As a reminder, if you’re using speaker equipment, please lift the handset before making your selection. One moment please.

And I show no questions at this time. I’d like to turn the call back to management for closing remarks.

Samuel Inman:	Thank you very much, Operator. Well, once again, thanks for taking time out of your busy schedule to join us today, folks. Again, I’d say one more time, the team here understands what it takes to be successful; we’re fully committed to leveraging this revenue growth we have seen toward profitability and shareholder value. Thanks again. We look forward to talking with you after our Q1 results are in.

Operator:	Ladies and gentlemen, this does conclude the Comarco fourth quarter 2010 financial results conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3030, and entering the access code of 4187724, followed by the pound. Thank you for your participation. You may now disconnect.
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